EXHIBIT 19.1
INSIDER TRADING POLICY

Steel Partners Holdings L.P.

Revised as of December 11, 2024
THE NEED FOR A POLICY
This policy was created to promote compliance with applicable securities laws by (i) all directors, officers and employees of Steel Partners Holdings L.P. and its wholly-owned subsidiaries listed on Schedule A attached hereto (“SPH”), which Schedule A may be updated from time to time as necessary by the General Counsel and/or Deputy General Counsel (as defined herein), and (ii) any person or any officers, directors or employees of any entity designated by the General Counsel and/or Deputy General Counsel which assists SPH or its subsidiaries in providing management or accounting duties to third parties who are involved in providing such services (collectively, “Covered Persons”). We are also adopting this policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with SPH and its subsidiaries, which would damage our reputation for integrity and ethical conduct. Among other things, this policy prohibits insider trading by Covered Persons with respect to the securities of SPH and the securities of companies in which SPH owns 10% or more of the voting securities any company on which SPH or its manager, SP General Services LLC, has a representative on the board of directors, any customer or vendor of SPH, any acquisition target of SPH, or any company designated by the Chief Compliance Office, as listed on the attached Covered Securities list, which list will be updated as necessary by the General Counsel and/or Deputy General Counsel, as well as any other company, where, in all cases, inside information was obtained as a result of the Covered Person’s employment or relationship to SPH (“Covered Securities”). For purposes of this policy, the General Counsel and/or Deputy General Counsel shall be the person designated from time to time by the Board of Directors of the general partner of Steel Partners Holdings L.P. to serve in such capacity.
WHAT IS “INSIDER TRADING”?
Insider trading is, in addition to being a violation of SPH’s Policy on Insider Trading, a violation of securities laws. The penalties for insider trading are discussed below.
The term “insider trading” generally refers to (1) trading in securities while in possession or aware of material non-public information, or (2) communications of material non-public information to others who may trade while in possession or aware of such information.
This means insiders are prohibited from doing the following:

•trading in securities while in possession or aware of material non-public information concerning such securities or material non-public information that could affect the price of that company’s securities (even if SPH does not do business with such company);
•having others trade on the insider’s behalf while the insider is in possession or aware of material non-public information; and

•communicating non-public information concerning securities to others who may then trade in such securities or pass on the information to others who may trade in such securities. This conduct is known as “tipping.”
The elements of insider trading are discussed below:
1.Who is an Insider?
The concept of “insider” is broad and generally includes any person who possesses non-public information about the Covered Securities and who has a duty to SPH to keep this information confidential. In the case of SPH, “insiders” include officers and directors of SPH, as well as other persons who routinely have access to material information that is not publicly available or who are working on significant corporate transactions or projects. In addition, a person can be a “temporary insider” if he or she enters into a relationship to serve SPH and as a result is given access to information in connection with such service. Outsiders who can become temporary insiders include, among others, attorneys, accountants, consultants, investment bankers and the employees of organizations providing such services to SPH. Insiders are included in the term “Covered Persons” for the purposes of this policy.
2.What is Material Information?
“Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions, or information that is reasonably likely to affect the price of the Covered Securities. It is important to remember that materiality will always be judged with the benefit of hindsight.
“Inside” information could be material because of its expected effect on the price of the Covered Securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of material non-public information includes not only restrictions on trading in the Covered Securities, but restrictions on trading in the securities of other companies affected by the material non-public information.
Examples. Common examples of information that may be regarded as material are:
•Earnings or sales results;
•Guidance on earnings estimates and changing or confirming such guidance on a later date;
•Changes in dividend/distribution policies or the declaration of a stock split or the offering of additional securities;
•Proposals, agreements or news regarding a pending or proposed merger, acquisition, tender offer, joint venture, divestiture, leveraged buy out, significant sale of assets or the disposition of a subsidiary;
•Changes in relationships with major customers, or obtaining or losing customers;
•Major financing developments;
•Changes in management or other major personnel changes;
•Criminal indictments or material civil litigation or government investigations;
•Significant disputes with major suppliers, vendors or customers;
•Labor disputes including strikes or lockouts;
•Substantial changes in accounting methods;

•Debt service or liquidity problems;
•Impending bankruptcy or insolvency;
•Public offerings or private sales of debt or equity securities; and
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in SPH’s operations, loss or potential loss, breach or unauthorized access of its property or assets, whether at SPH’s facilities or through SPH’s information technology infrastructure.

Either positive or negative information may be material.
3.What is Non-Public Information?
In order for information to qualify as “inside” information it must not only be “material,” it must be “non-public.” “Non-public” information is information which has not been made available to investors generally. At such time as material, non-public information has been released to the investing public, it loses its status as “inside” information.
However, for “non-public” information to become public information it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, which are limited to disclosure by filing a report with the Securities and Exchange Commission (“SEC”) or disclosure by release to a national business and financial wire service (such as Dow Jones or Reuters) or a national newspaper (such as The Wall Street Journal). Further, sufficient time must pass for the information to become available in the market. See “Policy Statement: Prohibition of Insider Trading—When Information is Public” below. Additionally, the information disseminated must be some form of “official” disclosure or announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
Partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “non-public” and may not be misused.
4.What is Trading?
Trading means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including gifts or other contributions, exercises of stock options granted under the SPH’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan, such as a 401(k) plan. For information on specific exceptions to this, see “Policy Statement: Exceptions to the Prohibition on Trading.”
THE CONSEQUENCES
The consequences of insider trading violations can be staggering:
For individuals who trade on inside information (or tip such information to others):

•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine (no matter how small the profit) of up to $5 million;
•A jail term of up to 20 years; and

•A court injunction or a cease and desist order to stop the violation and penalties for violations of such orders or the federal securities laws.
For SPH (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading by an employee or tipping of inside information by an employee:
•A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•A criminal penalty of up to $25 million.
Moreover, if a person violates this policy or fails to comply with this policy or SPH’s procedures, SPH imposed sanctions, including dismissal, could result. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career. Further, the Dodd-Frank Wall Street Reform and Consumer Protection Act includes a mandatory “bounty” of 10 to 30 percent for anyone providing the SEC with information that leads to a successful enforcement action resulting in monetary sanctions of over $1 million.
POLICY STATEMENT
Prohibition of Insider Trading
If a Covered Person has material non-public information relating to any Covered Securities, it is our policy that neither that person nor any related person may trade such securities or engage in any other action to take advantage of, or pass on to others, that information.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from the insider trading laws or from our policy. The fact that the Covered Person may have relied on other factors in purchasing or selling securities, while in possession or aware of material non-public information, will not absolve the person from liability under the law.
When Information is Public. As you can appreciate, it is also improper for a Covered Person to enter a trade immediately after a public announcement of material information, including earnings releases, has been made regarding a Covered Security. Because SPH’s non-employee unitholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any trades until the close of market on the second business day after the information has been released. If an announcement is made before the market opens on a business day, the day of the announcement will be the first business day for purposes of this policy. Thus, if an announcement is made on a Monday after market close, Thursday generally would be the first day on which you could trade in the Covered Security. If an announcement is made on a Friday after market close, Wednesday generally would be the first day on which you could trade. If an announcement is made on a Monday before the market opens, Wednesday would be the first day on which you could trade.
Twenty-Twenty Hindsight. If your securities trades become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any trade, you should carefully consider how regulators and others might view your trade in hindsight.

Applicability to Other Companies. During the course of his or her employment or engagement, a person may obtain material non-public information about current or potential customers, suppliers, business partners or others doing business with SPH or in which SPH has an investment or an interest. The provisions on confidentiality and the prohibition on trading while in possession or aware of non- public information also apply to the securities of these other companies. Thus, the term “Covered Securities” as used in this policy can also mean the securities of those other companies. See definition of “Covered Securities” above.
Trades by Family Members and Controlled Entities. The very same restrictions apply to your family members and others living in your household, as well as any trust, corporations or other entities controlled by you. Covered Persons are expected to be responsible for the compliance of their immediate family, personal household and controlled entities.
Prevention of Insider Trading by Others. SPH, its directors and officers and some supervisory personnel could be deemed “controlling persons” subject to potential liability under the securities laws. Accordingly, it is incumbent on these persons to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations. Directors, officers and other supervisory personnel who become aware of a potential insider trading violation or a violation of this policy should immediately advise the General Counsel and/or Deputy General Counselor the Chair of the Audit Committee of the Board of Directors of Steel Partners Holdings GP Inc. and should take steps where appropriate to prevent persons under their supervision from using inside information for trading purposes. Additionally, any employee who violates this policy or any federal or state laws governing insider trading or tipping, or knows of or suspects any such violation by any other director, officer or employee must report the violation immediately to the General Counsel and/or Deputy General Counselor the Chair of the Audit Committee.
Confidentiality
Serious problems could arise for SPH and you by an unauthorized disclosure of internal information about SPH, whether or not for the purpose of facilitating improper trading in the Covered Securities. Generally, securities regulations provide that when a company (such as SPH) discloses material, non- public information, it must provide broad, non-exclusionary public access to the information. Violations of these regulations can result in SEC enforcement actions, resulting in injunctions and severe monetary penalties. It is our policy that all Covered Persons must maintain all non-public information about SPH in strict confidence, and should not communicate such information to any person.
Proprietary information includes non-public information, analyses and plans that are created or obtained by SPH for its business purposes, other than that which constitutes confidential information entrusted to SPH or its personnel by an external source. In order to safeguard proprietary and non- public information, Covered Persons should: (i) use proprietary or non-public information only for the specific business purposes for which the information was given, created or obtained; (ii) avoid discussions of proprietary or non-public information in the presence of others who do not have a need to know such information (including other Covered Persons), and exercise extreme caution when discussing proprietary or non-public information in hallways, elevators, trains, subways, airplanes, restaurants, social gatherings or other public places; (iii) keep limited partners’ identities confidential; (iv) keep proprietary and non-public information in a secure manner; (v) exercise care to avoid placing documents containing proprietary or non-public information in areas where they may be read by unauthorized persons, and store such documents in secure locations when they are not in use; and (vi) avoid using speakerphones in circumstances where proprietary or non-public information may be overheard, and be aware that mobile telephones must be used with great care because their transmissions may be picked up by others.
The prohibition regarding the unauthorized disclosure of internal information about SPH applies to inquiries about SPH which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of SPH be made only through authorized individuals. If you receive any inquiries of this nature, you should decline comment and refer the inquiry directly to the Chief Financial Officer, the person responsible for our investor relations.
Tipping Information to Others. Covered Persons must not pass confidential or non-public information on to others. Tipping results in liability for the insider who communicated the information, even if such insider does not actually trade himself or herself, and for the person who received the information if the person has reason to know that it was an improper disclosure and acts on such information or passes it on to others who may act on it.
Tipping and the Internet. The prohibition against tipping applies to all forms of communication, including those conducted via the internet. Information communicated via e-mail, internal and external, is sometimes confidential and material in nature and thus subject to insider trading rules. You are cautioned that various chat rooms and message boards dedicated to the stock market are largely unsecured and unregulated and should not be used to communicate any information regarding SPH or the Covered Securities, whether confidential or not. Further, it is the policy of SPH that no Covered Person shall initiate or respond to messages posted in internet forums that pertain to SPH or companies that we have or may have an investment in and do or may do business with and about which you may learn something in the course of your employment or engagement. Such forums often contain rumors and misinformation that you may, as a loyal employee, feel compelled to correct. However, doing so (even with innocent intentions) could be considered tipping and therefore in violation of insider trading rules. Should you come across information posted online that you believe to be false or potentially damaging to SPH, please do not respond directly; instead, please contact the General Counsel and/or Deputy General Counsel.
PROCEDURES
Pre-Clearance of All Trades
To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper trade (which could result, for example, where an officer engages in a trade while unaware of a pending major development), Covered Persons, prior to any trades in Covered Securities are required to consult and submit the request for approval to trade securities on Annex A attached hereto with the General Counsel and/or Deputy General Counsel to confirm that you are not in possession or aware of specific material non-public information. Covered Persons are responsible for ensuring that they are in possession of the current list of Covered Securities, which list will be updated as necessary by the General Counsel and/or Deputy General Counsel. Approval will generally be limited to the trading windows governing the applicable Covered Securities at times when the Covered Person is not in possession of material non-public information. A Covered Person may not trade, even after consultation, if he or she is actually in possession or aware of material non-public information. If you contemplate a trade in Covered Securities, you should contact the General Counsel and/or Deputy General Counsel in advance. Pre-trade advice generally is valid for two trading days, unless you come into contact with material non-public information during that time. In the event an approved transaction is not consummated within two calendar days from the date of approval or such other time period agreed to by the General Counsel and/or Deputy General Counsel, it must be re-approved before it may be consummated at a later date. The General Counsel and/or Deputy General Counsel may take into account various factors in determining whether to grant a request for pre-clearance, including whether the Company is engaged in a stock repurchase plan. Additionally, (i) in the four business days before and after any public announcement of a Company stock repurchase program, no trading by directors and Section 16 officers will be permitted in the class of equity securities that is the subject of the stock repurchase program; and (ii) any sales by Covered Persons may not be coordinated with (or hedged against) any share purchases by the Company without General Counsel and/or Deputy General Counsel approval.
No Trading During “Closed Window” Periods
In order to further minimize the possibility of an inadvertent and unintended insider trading violation, all Covered Persons are prohibited from trading in SPH’s securities during the following restricted trading period (a “closed window” or “blackout period”): the period beginning two days before the end of each fiscal quarter through and ending after the close of market on the second business day following the issuance of SPH press release of its quarterly or annual financial results or filing of applicable Form 10-Q or Form 10-K if such a press release is not issued. Please realize that the “open window” periods are of general applicability only and do not serve to permit otherwise illegal trades. Trading in SPH’s securities is permitted only during the “open windows,” and all trades by Covered Persons must be approved in advance by the General Counsel and/or Deputy General Counsel. Other events or developments during such periods may still cause some Covered Persons to be in possession or aware of material, non-public information – in such event, you still may not trade. A Covered Person may not trade even during the “open window” periods or with authorization if he or she is actually in possession or aware of material non-public information. Also, trading during the “open window” periods is not a substitute for compliance with required pre-clearance procedures.
Restricted Trading Periods
There may be material non-public information available to Covered Persons even during the normal open window periods, for example, when a proposed acquisition is pending. In those and other instances, such as where required by securities regulation, SPH will announce a “closed window” or “blackout period” for trading in SPH’s securities and if appropriate, in securities of another company. Any Covered Person subject to any such restricted trading period shall keep such restricted period strictly confidential and should not communicate the existence of such restricted period to any person.

Standing Orders
Standing orders (except standing orders under approved Rule 10b5-1 plans, see below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the trade. The broker could execute a trade when you are in possession or aware of material non-public information and you could still have significant liabilities as a result.
10b5-1 Plans
Rule 10b5-1 provides a defense from insider trading under SEC Rule 10b-5. To be eligible for this defense, Covered Persons may enter into a “10b5-1 plan” for trading in Covered Securities. If the plan meets the requirements of Rule 10b5-1, Covered Securities may be purchased or sold without regard to certain insider trading restrictions. Once a Rule 10b5-1 trading plan is established, the Covered Persons retain no discretion over trades under the plan, and the pre-planned trades can be executed through a broker (over whom the insider exercises no influence) at later dates without regard to the subsequent acquisition of material non-public information.
To comply with SPH’s insider trading policy, Covered Persons (i) may only enter into a Rule 10b5-1 trading plan during a trading window; (ii) cannot enter into a Rule 10b5-1 trading plan while in possession of any material non-public information; and (iii) may not influence any trading decisions under the Rule 10b5-1 trading plan.
To ensure the proposed plan meets the requirements of Rule 10b5-1 and other legal requirements, you are encouraged to consult with the General Counsel and/or Deputy General Counsel before establishing such a plan and such plan must be approved by the General Counsel and/or Deputy General Counsel prior to the entry into such plan. Covered Persons must provide the General Counsel and/or Deputy General Counsel with a draft of the Rule 10b5-1 trading plan he or she intends to utilize.
The General Counsel and/or Deputy General Counsel is responsible for implementing and monitoring SPH’s policies and procedures regarding Rule 10b5-1 trading plans, including updating these policies and procedures as may be necessary or advisable from time to time and ensuring that its policies and procedures are consistently operating to prohibit Covered Persons from exerting or having discretion over the execution of any trades made pursuant to any discretionary Rule 10b5-1 trading plans.
Additional Prohibited Transactions
Because we believe it is improper and inappropriate for any Covered Persons to engage in short-term or speculative transactions involving Covered Securities, it is SPH’s policy that Covered Persons should not engage in any of the following activities with respect to Covered Securities:
No Short Sales. No Covered Person shall engage in selling Covered Securities “short” – that is, the sale of securities that are not owned by the Covered Person, other than in the exercise of their duties with respect to SPH. (A person who sells “short” is betting that the price of the security is going down – he borrows the security, sells it, and expects to be able to return the securities by repurchasing them at a lower price in the future.) SEC rules already prevent officers and directors from making “short sales” or sales of securities that, if owned, will not be delivered for a period longer than 20 days after the sale. Again, we are simply expanding this rule to all Covered Persons.
No Short Term Trading. No Covered Person shall engage in selling Covered Securities that were held for less than six months. The SEC’s short swing profit rules already penalize officers and directors who sell SPH securities within six months of a purchase by requiring such person to disgorge all profits to SPH whether or not the person had knowledge of any material non-public information.
No Hedging or Pledging. Hedging transactions involve the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities. Such transactions may permit a Covered Person to continue to own the Company’s securities but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other unitholders. Therefore, no Covered Person shall engage in hedging or monetization transactions or similar arrangements with respect to the Company’s securities. However, the Company may determine to grant exceptions to this prohibition if the Covered Person submits a request at least two weeks prior to the execution of the documents evidencing the proposed transaction, along with an explanation of why the Company should allow the transaction pledge. The Chief Compliance Officer is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Notwithstanding the pre-clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.
In addition, no Covered Person, whether or not in possession of material non-public information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan. However, the Company may determine to grant exceptions to this prohibition if a Covered Person submits a request to pledge the Company’s securities as collateral for a loan (not including margin debt) and (1) clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities and (2) specifies the percentage amount that the securities being pledged represent of the total number of securities of the Company held by the person making the request, as well as any other information requested by the Company. Requests for an exception must be submitted to the Chief Compliance Officer at least two weeks prior to the execution of the documents evidencing the proposed pledge. The Chief Compliance Officer is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Notwithstanding the pre-clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.
No Buying or Selling “Derivative Securities.” No Covered Person shall buy or sell puts (i.e., options to sell), calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to Covered Securities, other than in the exercise of their duties with respect to SPH. For these purposes, a security will be considered a derivative of another security if its value is derived from the value of the other security.
Form 144 Reports
Directors and certain officers designated by the Board of Directors are required to file a Form 144 before making an open market sale of SPH securities. Form 144 notifies the SEC of your intent to sell SPH securities. Although often prepared and filed by your broker, this form and its timely filing is each individual’s personal responsibility and is in addition to the Section 16 reports that may be required to be filed.
Post-Transaction Notification
Because Section 16(a) of the Exchange Act requires that certain transactions be reported on Form 4s filed within two business days following the date of the transaction, SPH’s policy requires immediate notification of sufficient details of any transaction to allow time to prepare and file the required reports within the two-business-day deadline. Since SPH requires a day to prepare the Form 4 and a day to transmit the form to the SEC, all officers and directors must report the details of any transaction in SPH’s securities to us at least by the close of business of the date the transaction occurred. This includes all purchases, sales, transfers by gift or otherwise, trades pursuant to approved 10b5-1 plans, and option exercises.

Use of Knowledgeable Stockbroker
Each Covered Person is encouraged to select one stockbroker to effect all of his or her transactions in the Covered Securities, and that broker should become familiar with SPH’s insider trading policy and the restrictions that apply to his or her transactions in the Covered Securities. Remember, however, that a broker has no legal responsibility for a client’s Section 16 filings or short-swing profit rule violations. Therefore, the best protection will come from your own awareness of the possible pitfalls. However, use of the same broker familiar with this policy will help you constantly monitor your compliance, not only with this policy but also with your other securities laws obligations, such as compliance with Rule 144.
Restrictions on Use of Brokers
Each Covered Person is restricted from transacting in the Covered Securities under a Rule 10b5-1 trading plan with any broker which is an affiliate of SPH, its subsidiaries or which is affiliated with a control person of SPH or its subsidiaries. In addition, each Covered Person shall not effect any transactions in the Covered Securities under a Rule 10b5-1 trading plan with a broker with whom he or she is affiliated.
EVEN IF YOU PRE-CLEAR A TRANSACTION AND EVEN IF IT IS DURING AN OPEN WINDOW PERIOD, YOU, ANY COMPANY, TRUST OR ENTITY CONTROLLED BY YOU, YOUR SPOUSE AND YOUR FAMILY MEMBERS AND OTHERS LIVING IN YOUR HOUSEHOLD MAY NOT TRADE IN THE COVERED SECURITIES IF YOU ARE IN POSSESSION OR AWARE OF MATERIAL, NON- PUBLIC INFORMATION ABOUT THE COVERED SECURITY. THE PROCEDURES SET FORTH HEREIN ARE IN ADDITION TO THE GENERAL INSIDER TRADING POLICY AND ARE NOT A SUBSTITUTE THEREFOR.
Exceptions to the Prohibitions on Trading
The only exceptions to the prohibitions of trading in SPH’s policy with respect to Covered Securities as outlined above are the following:

Bona Fide Gifts. Bona fide gifts of Covered Securities are not deemed to be transactions for the purposes of this policy. Whether a gift is truly bona fide will depend on the circumstances surrounding a specific gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a “transaction.” For example, gifts to charities, churches or non- profit organizations would not be deemed to be “transactions.” However, gifts to dependent children followed by a sale of the “gifted securities” in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, may be deemed to be a “transaction” and not a “bona fide gift.”
Stock Option Exercises. SPH’s policy does not apply to the exercise of an employee stock option as long as the exercise is just a purchase of stock with no associated sale (even if the sale is part of a “cashless exercise” where the employee pays the exercise price in shares of SPH’s stock). The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price or the related taxes of an option.
Restricted Stock Units. This policy does not apply to the vesting of restricted stock units (RSUs), or the exercise of a tax withholding right pursuant to which you elect to have SPH withhold shares of stock to satisfy minimum tax withholding requirements upon the vesting of any RSUs.

ADMINISTRATION OF POLICY
Any person who has any questions about specific transactions may obtain additional guidance from our General Counsel and/or Deputy General Counsel. SPH reserves the right to amend and interpret the policy from time to time.
CERTIFICATION OF COMPLIANCE
All Covered Persons will be required to certify their understanding of and compliance with this policy on an annual basis.
Remember, however, the ultimate responsibility for adhering to the policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

RECEIPT AND ACKNOWLEDGMENT
I,     , hereby acknowledge that I have received and read a copy of the Steel Partners Holdings L.P. Insider Trading Policy and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by SPH or my employer up to and including termination for cause.

Signature

Date

SCHEDULE A

ANNEX A

Steel Partners Holdings L.P. (“SPH”)

Request for Approval to Trade Securities

Type of Security [check all applicable boxes]
Common stock
Preferred stock
Restricted stock
Stock option
Number of Shares

Proposed Date of Transaction

Type of Transaction
Stock option exercise – Exercise Price $    /share Exercise Price paid as follows:
Broker’s cashless exchange
cash
pledge
other      Withholding tax paid as follows:
Broker’s cashless exchange
cash
other
Purchase
Sale
Gift
Other

Broker Contact Information
Company Name         Contact Name         Telephone         Email Address         Account Number

Social Security or other Tax Identification Number

Current Status at SPH (check all applicable boxes)
Executive Officer
Board Member

Filing Information (check all applicable boxes and complete blanks)

Date of filing of last Form 3 or 4
Is a Form 144 necessary to effect the trade for which you seek pre-clearance here, and have you confirmed with your broker that it will be filed with the SEC (a Form 144 is required if the amount of securities to be sold in reliance upon this rule during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of $50,000)?
Date of filing of last Form 144

I am not currently in possession of any material non-public information relating to SPH and its subsidiaries. I hereby certify that the statements made on this form are true and correct.
I understand that clearance may be rescinded prior to effectuating the above transaction if material non- public information regarding SPH arises and, in the reasonable judgment of SPH, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

I also hereby certify that:
•if the trade being pre-cleared requires a Form 144, I will make reasonable best efforts to file or cause my broker to file timely a Form 144 as required by Rule 144 under the Securities Act of 1933, as amended;
•if I have a Rule 10b5-1 plan in effect, I will act in good faith with respect to such plan, and the transaction(s) contemplated by this request do not and are not intended to alter, manipulate, hedge and/or reduce or eliminate the economic consequence of any transactions contemplated by the Rule 10b5-1 plan; and
•if I am an executive officer or director, I will not coordinate any of my sales with, or hedge any of them against, Company stock repurchases.
Signature             Date         Print Name
Telephone Number and Email Address Where You May Be Reached

Request Approved (transaction must be completed within two business days after approval, and must not be completed during a closed window or blackout period (as defined in Steel Partners Holdings L.P.’s Insider Trading Policy).
Request Denied
Request Approved with the following modification

Signature         Date

COVERED SECURITIES